EXHIBIT 16.1

April 20, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Jiangbo Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 20, 2011.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Jiangbo Pharmaceuticals, Inc. contained therein.

/s/ Bernstein & Pinchuk LLP
Bernstein & Pinchuk LLP